FOR IMMEDIATE RELEASE

               THINKING TOOLS, INC. EFFECTS A CHANGE IN NAME AND A

                           65 TO 1 REVERSE STOCK SPLIT

CARROLLTON, TEXAS, APRIL 14, 2004 -- Thinking Tools, Inc. (OTC PK: TSIM) announced that it has filed an amendment to its Certificate of Incorporation changing the name of the Company to GVI Security Solutions, Inc. effective as of April 12, 2004. The Company's common stock will begin trading under the new symbol of GVIS (OTC PK: GVIS) effective April 14, 2004.

The amendment also effected a 65 to 1 reverse stock split of the Company's common stock, reducing the Company's outstanding shares to approximately 28.2 million and increasing the total shares authorized to 75 million. The reverse stock split will affect stockholders of record at the close of business on Tuesday, April 13, 2004. The Company's common stock will begin trading on a post-split basis at the open of business on Wednesday, April 14, 2004 under the new symbol.



ABOUT GVI SECURITY SOLUTIONS

GVI Security Solutions, Inc. is a provider of complete video surveillance and security solutions incorporating a compete line of video surveillance, access control and detections systems to the professional, homeland security, retail and business-to-business security markets. The Company is the exclusive distributor of video surveillance products for Samsung Electronics in North, Central and South America. We also distribute other security products such as digital recording, software systems and networking products. GVI's board and senior management have decades of high-level experience in the security and law enforcement community. The Chairman of the Board is Howard Safir, former New York City Police Commissioner.



CONTACT:
Nazzareno Paciotti, CEO               Crocker Coulson, Partner
GVI Security Solutions, Inc.          CCG Investor Relations
1621 West Crosby, Suite 104           15300 Ventura Boulevard, Suite 303
Carrollton, TX 75006                  Sherman Oaks, CA 91403
972-245-7353 ext. 2239                818-789-0100
                                      E-MAIL: crocker.coulson@ccgir.com